UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

__________________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	June 24, 2015

VII Peaks Co-Optivist Income BDC II, Inc.

(Exact name of registrant as specified in its charter)

Maryland	0-54615	45-2918121
(State or other jurisdiction	(Commission File No.)	(I.R.S. Employer
of incorporation)		Identification No.)

4 Orinda Way, Suite 125-A Orinda, California	94563
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (855) 889-1778

Not Applicable

(Former name or address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 4 - Matters Related to Accountants and Financial Statements

Item 4.02 Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

On June 24, 2015, the officers of VII Peaks Co-Optivist Income BDC II, Inc. (the “Fund”), in consultation with the audit committee of the Fund’s board, determined that its previously issued financial statements for the years ended December 31, 2013 and 2014 should not be relied upon because of an error that required restating the financial statements. The error related to approximately $139,000 of offering costs that were paid by the Fund during the period from October 1, 2013 to December 31, 2014, but which should have been borne by VII Peaks Capital, LLC, the investment manager of the Fund manager, and reimbursed only to the extent of 1.5% of gross offering proceeds in accordance with the agreement between the Fund and the Fund manager. The error primarily resulted from an incorrect interpretation of the agreements between the Fund and the Fund manager. The restatement had the effect of reducing operating expenses and increasing net investment income by approximately $51,000 in the fourth quarter of fiscal 2013, and by approximately $88,000 in fiscal 2014. The Fund’s management and audit committee discussed the matters addressed in this Item 4.02 with its independent accountants.

The restated financial statements were filed with the relevant amended quarterly and annual reports on July 16, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VII Peaks Co-Optivist Income BDC II, Inc.

August 4, 2015	By:	/s/ Gurpreet S. Chandhoke
Gurpreet S. Chandhoke
Chairman of the Board of Directors, Chief Executive Officer and President